Exhibit 99.5

INTERIM FINANCIAL STATEMENTS

Basis of presentation

The unaudited interim condensed financial statements of Marcel Desrochers, Inc. have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial positions at June 30, 2007 and the results of operations for the seven months ended June 30, 2007 and 2006. Certain information and footnote disclosures normally included in financial statements prepared with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years. These condensed consolidated financial statements should be read in conjunction with the audited financial statements included as Exhibit 99.4 for the year ended November 30, 2006.

MARCEL DESROCHERS INC.

Balance Sheet

June 30, 2007
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,968,402
Accounts Receivable	663,627
Inventories	860,072
Future income taxes	19,467
Prepaid Expenses	45,814

Property, plant and equipment	2,049,318

Future income taxes	11,822

$5,618,522
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$164,463
Income tax payable	113,940
Warranty liability	31,755
Dividends payable	—
Customer deposits	60,245
Future income taxes
Mortgage loan	725,435
Redeemable shares	2,611,807
3,707,645
Shareholders’ equity:
Share capital	1
Retained earnings	1,910,876
1,910,877

$5,618,522

MARCEL DESROCHERS INC.

Statement of Earnings

	Seven months ended June 30, 2007 (Unaudited)	Seven months ended June 30, 2006 (Unaudited)
Sales	$2,846,584	$2,130,383

Cost of good sold	1,201,202	1,198,689

Gross profit	1,645,382	931,694

Operating expenses:
Selling, general and administrative	325,245	320,654
Research and development	475	14,236
Amortization of property, plant and equipment	87,757	94,338
Loss of disposal of property, plant and equipment	3,963	—
Interest on long-term debt	29,284	28,767
Foreign exchange	78,408	26,532
	525,132	484,527

Earnings before other items	1,120,250	447,167

Other items:
Other revenues	23,645	16,979
Dividend on redeemable shares	—	—
	23,645	16,979
Earnings before income taxes	1,143,895	464,146

Income taxes:
Current	345,819	—
Future	—	—
	345,819	—

Net earnings	$798,076	$464,146